Exhibit 99.1

OSG                                                                                                                               Press Release

Overseas Shipholding Group, Inc.

For Immediate Release

OSG named co-defendant in Pacific Ruby Indictment

New York, NY — July 21, 2006 — Overseas Shipholding Group, Inc. (NYSE:OSG) was indicted on July 19, 2006 by a federal grand jury in Beaumont, Texas for alleged violations of law concerning maintenance of books and records with respect to the handling of waste oils on the Pacific Ruby, one of the Company's wholly-owned Aframax vessels. OSG was named as a co-defendant in a superseding indictment of the chief engineer on the Pacific Ruby, who was first charged on May 17, 2006.

Today's announcement is related to the ongoing Department of Justice investigation that began in 2003 regarding the handling of waste oils on the Company's vessels. The Company continues to cooperate with this investigation. OSG's goal is to reach a comprehensive settlement in connection with the overall investigation. OSG does not believe that this action will have any material impact on its ongoing business, its relations with customers and vendors or any of its contractual arrangements.

According to Captain Robert Johnston, Senior Vice President and Head of Shipping Operations at OSG, "We remain committed to being a responsible marine transportation services company and to maintaining the highest levels of operational standards on board our ships. The Company has implemented one of the strictest environmental protection programs in the industry and considers high quality technical operations across the fleet a top priority."

OSG is proud to be a leader in the global transportation services industry and is committed to its core values of quality, safety and environmental protection.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 116 vessels, aggregating 12.9 million dwt and 865,000 cbm as of today's date. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Newcastle and Singapore. More information is available at www.osg.com.

Media Relations Contact
Nelson Fernandez
APCO Worldwide
+1 212 300 1804
nfernandez@apcoworldwide.com

Investor Relations Contact
Jennifer L. Schlueter
Overseas Shipholding Group, Inc.
+1 212 578 1634
jschlueter@osg.com

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